BUSINESS DEVELOPMENT AND ROYALTY AGREEMENT

THIS BUSINESS DEVELOPMENT AND ROYALTY AGREEMENT (the "Agreement") is entered into as of March 1, 2020 by and between ResGreen Group International Inc. (RGGI), a Nevada corporation (the "Company" or "Payer"), and World Market Ventures, LLC (the "Business Developer" or "Payee").

WITNESSETH

In consideration of the mutual promises, covenants, and representations contained herein,

THE PARTIES HERETO AGREE AS FOLLOWS:

WHEREAS, Payer and Payee have agreed that the Payer will pay the Payee a 5% (five percent) royalty on all of the Company's and its subsidiaries gross sales (revenues) from all of its products and or services ("Royalty Payments").

WHEREAS, Business Developer is in the business of providing business advisory, business / web development and general consulting services; and

WHEREAS, THE Company desires the Business Developer to provide certain business development and general consulting services to the Company pursuant hereto and Business Developer is agreeable to providing such services.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. **Payment of Royalty Payments (Funds).** Upon signing of this Agreement, Payer shall wire (bank wire) the Royalty Payments owed to Payee on the 1st of every month and on a monthly basis. The Payer has a maximum of 30 calendar days to disburse a Royalty Payment owed to Payee from the time of a gross sale (revenue) from the Company or any of its subsidiaries. This gives the Payer 30 calendar days to review its books and any returns of sales and adjust the amount of Royalty Payments to be disbursed to Payee. Payer also agrees to supply a detail report of its accounting of sales (revenues) to supply the Payee a detailed explanation outlining the Royalty Payments due and or paid.
2. Disbursement. The disbursement of Royalty Payments must be disbursed via bank wire to Payee on the 1st of every month and are due for the next five (years) from the execution of this agreement.
3. If the Company or its subsidiaries enters into discussions for a sale of products that generate the sales revenue subject to this agreement, Payor upon consummation of a sale will compensate Payee at the Royalty Payment percent of 5%. Furthermore, should the Company or its subsidiaries get or be acquired, purchased, bought-out or go through a transition or merger then the Payee will be entitled (owed) 5% of the total purchase price or valuation or merger of the Company or subsidiary. Furthermore, the Company or subsidiary shall notify the Payee in writing prior to consummating such a transaction or deal and the Company or subsidiary would have to disclose this agreement with the new party prior to consummating the transaction or deal.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this

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Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Business Development and Consulting Services.** The Company hereby retains the Business Developer as an independent consultant to the Company and World Market Ventures, LLC hereby accepts and agrees to such retention. The services provided by the Business Developer are:

Business Developer shall serve to assist the Company with bona fide business advisory and business / web development services in general corporate activities including but not limited to the following areas:

(a) **Business advisory and general business consulting** and advice related to partnerships, research and identify strategic contacts, research and identify strategic partners, introduce potential joint ventures as well as a review of Company's current practices and business relationships. **Web development and online branding** related to Company's online business and brand identity. Business Developer (Payee) will Design, develop and upgrade Company's online website, Develop and integrate online applications for the Company, Edit, modify and produce high resolution images and photos to enhance the Company's online market, Provide media expertise and advise, Create brand identity of the Company, Provide business intelligence services (supply tools, reports, etc), Track and report analytics, Research and identify strategic partners, Introduce Company to potential media partners and new customers.

(b) It is acknowledged and agreed by the Company that Business Developer carries no professional licenses and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or brokerage/dealer within the meaning of the applicable state and federal securities laws. The services of Business Developer shall not be exclusive, nor shall Business Developer be required to render any specific number of hours or assign specific personnel to the Company or its projects. Company acknowledges that the services to be provided are being provided on a non-exclusive basis, and the Business Developer is permitted to provide services, whether on a consultancy basis or otherwise, to any other individuals or entities as it sees fit.

(c) The Services do not include participating, in any manner: (i) in connection with the offer or sale of securities in any capital-raising transaction, or (ii) to directly or indirectly promote or maintain a market for any of the Company's securities.

(d) The Services do not include requiring the Business Developer to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker" or "dealer" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law.

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2. Term: The Company shall be entitled to Business and Web development services for reasonable times when and to the extent requested by, and subject to the direction of the Company President, Parashar Patel and company representative, Brian Kistler. The term of this Business and Web Development Agreement began as of the date of this Agreement and shall terminate on March 1, 2025.

a. Initial Term. The initial term of the Agreement (the "Initial Term") verbally commenced on January 28, 2020 and shall continue for 60 days calendar days until March 28, 2020. This agreement is to memorialize the verbal understanding of terms.

3. In consideration for the services to be performed by Business developer and upon the signing of this agreement, the Business developer will receive the following:

a. Compensation (Royalty Payment). As compensation for the business and web development services by Business Developer provided to the Company during the Initial Term, Business Developer shall receive an aggregate of a five percent (5%) Royalty payment from any and all gross proceeds of sales (revenues) generated from the company and any and all of its subsidiaries for the next 5 years from the date of this agreement. This compensation (Royalty Payment), due upon and shall be deemed to be fully earned and paid for upon the expiration of the Initial Term. This compensation is to be issued as a condition of the Business Developer executing the Agreement and providing the said services during the Initial Term. All compensation shall be issued in the name of World Market Ventures, LLC. The compensation issued pursuant to this agreement shall become beneficially owned and fully earned by Business Developer upon the expiration of the Initial Term. This compensation owed to the Business Developer consists of an aggregate of a five percent (5%) Royalty Payment on any and all gross proceeds of sales (revenues) generated from the company and any and all of its subsidiaries for the next 5 years from the date of this agreement. The Payer acknowledges that the Royalty Payments are due in full for the next five years from the execution of this agreement and they cannot be terminated or canceled for any reason whatsoever after the expiration of the Initial Term.

4. Irrevocable Terms. The terms of these instructions are irrevocable by the undersigned unless such revocation is consented to in writing by both the Payer and Payee.

5. It is the express intention of the parties that the Business developer is an independent contractor and not an employee or agent of the Company. Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Business developer and the Company. Both parties acknowledge that the Business developer is not an employee for state or federal tax purposes. The Business developer shall retain the right to perform services for others during the term of this agreement.

6. Neither this agreement nor any duties or obligations under this agreement may be assigned by the Business developer without the prior written consent of the Company.

7. This agreement may be terminated upon ten (10) days written notice by the Company. Notwithstanding any termination, the compensation, as outlined in Section 3, shall be earned in

full by the Business developer upon the execution of this agreement and expiration of the initial term. In the event of any termination hereunder all funds due to or paid to the Business Developer through the date of termination shall be fully earned and non-refundable and the parties shall have no further responsibilities to each other except that the Company shall be responsible to continue to make any and all payments if any, due to the Business Developer through the date of the expiration of this agreement.

8. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addressed appearing in the introductory paragraph of this agreement, but each party may change the address by written notice in accordance with the paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of two days after mailing. **Notices.** Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to or sent by prepaid registered or certified mail, or by another delivery service requiring a signature release, addressed as follows:

If to the Payer, to:
ResGreen Group International Inc.
C/O Parashar Patel
115 Northpointe Blvd.
Suite 601
Elkhart, IN 46514

If to the Payee, to:
World Market Ventures, LLC
C/O Chad Curtis
1835 E. Hallandale Bch Blvd #686
Hallandale Beach, FL 33009

or such other address as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or faxed.

9. This agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by the Business developer for the Company and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any parties, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

10. This agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law's provisions; and the parties agree that the proper venue for the resolution of any disputes hereunder shall be Broward County, FL.

11. For purposes of this Agreement, Intellectual Property will mean (i) works, ideas, discoveries, or inventions eligible for copyright, trademark, patent or trade secret protection; and (ii) any applications for trademarks or patents, issued trademarks or patents, or copyright registrations regarding such items. Any items of Intellectual Property discovered or developed by the Business developer (or the Business developer's employees) during the term of this Agreement will be the property of the Business developer, subject to the irrevocable right and license of the Company to make, use or sell products and services derived from or incorporating any such Intellectual Property without payment of royalties. Such rights and license will be exclusive during the term of this Agreement, and any extensions or renewals of it. After termination of this Agreement, such rights and license will be nonexclusive, but will remain royalty-free. Notwithstanding the preceding, the textual and/or graphic content of materials created by the Business developer under this Agreement (as opposed to the form or format of such materials) will be, and hereby are, deemed to be "works made for hire" and will be the exclusive property of the Company. Each party agrees to execute such documents as may be necessary to perfect and preserve the rights of either party with respect to such Intellectual Property.

12. The written, printed, graphic, or electronically recorded materials furnished by the Company for use by the Business developer are Proprietary Information and are the property of the Company. Proprietary Information includes, but is not limited to, product specifications and/or designs, pricing information, specific customer requirements, customer and potential customer lists, and information on Company's employees, agent, or divisions. The Business developer shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this agreement, any Proprietary Information, confidential information, or know-how belonging to the Company, whether or not is in written form, except to the extent necessary to perform services under this agreement. On termination of the Business developer's services to the Company, or at the request of the Company before termination, the Business developer shall deliver to the Company all material in the Business developer's possession relating to the Company's business.

13. The obligations regarding Proprietary Information extend to information belonging to customers and suppliers of the Company about which the Business developer may have gained knowledge as a result of performing services hereunder.

14. Company Representations. Company represents and warrants that it will remain current with its regulatory filings with both the OTC Markets (otcmarkets.com) and SEC (sec.gov) and maintain disclosure of Current Public Information as that term is defined in Rule 144(c) of the Securities Act, including proper disclosure of this Agreement as required. In addition, the Company represents that it will file a Form 10 with the SEC as well as become a fully reporting filer with the SEC within days of the execution of this agreement or as soon as possible and it will become current in its filing obligations under Sections 13 or 15(d), and cure its previous

shell status pursuant to Rule 144. The Company agrees once the Company becomes a fully reporting filer with the SEC, the Company will remain current in its filing obligations under Sections 13 or 15(d). Any delisting or failure to comply with the Company's reporting obligations listed above shall be deemed a default of this Agreement.

Company agrees it will file a first place UCC-1 filing / lien (security interest) with this agreement with the Business Developer as well as give the Business Developer a first place UCC-1 filing / lien (security interest) on the company (company and business as well as any and all subsidiaries) and any and all assets, IP, technology, knowhow it possesses or maintains in regards to securing payment owed by the Company to the Business Developer on this agreement for next 5 years from the date of this agreement. Company agrees to due this within 30 days of executing this agreement in order to protect and secure the payments that are to be owed to the Business Developer over the next 5 years from the signing of this agreement which are 5% of all gross sales from the company as well as any and all of its subsidiaries.

15. The Company will indemnify and hold harmless Business developer from any claims or damages related to statements prepared by or made by Business developer that are either approved in advance by the Company or entirely based on information provided by the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of March 1, 2020.

Business developer:

World Market Ventures, LLC

By: ______________________
Chad Curtis as Manager

Company:

ResGreen Group International Inc.

By: ______________________
Parashar Patel as President and Chairman

By: ______________________
Brian Kistler as Director